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                                                                     EXHIBIT 5.1
                                                                     -----------
                              Palmer & Dodge LLP
                   One Beacon Street, Boston, MA 02108-3190


Telephone: (617) 573-0100                               Facsimile (617) 227-4420


                                March 22, 2001

V.I. Technologies, Inc.
134 Coolidge Avenue
Watertown, MA  02472

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by V.I. Technologies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 1,666,667 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share.

     We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters."


                              Very truly yours,

                              /s/ Palmer & Dodge LLP

                              Palmer & Dodge LLP